Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into this 20th day of January, 2006, by and between Whitney Education Group, Inc. a Florida Corporation (the “Company”), and Alfred Novas (the “Employee”).

Recitals

WHEREAS, Company is in the business of developing, producing and marketing post secondary educational curriculum on real estate, business development, financial investment and other related areas;

WHEREAS, Employee has specialized knowledge and skills in the area of finance & accounting; and

WHEREAS, Company is interested in soliciting Employee’s services and Employee desires to enter into a binding agreement with Company, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

1.                                      Duties

During the term of this Agreement, Employee will be employed by the Company to serve as Chief Financial Officer.  The Employee will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee’s duties under this Agreement and will perform those duties and have such authority and powers as are customarily associated with the position of Chief Financial Officer.  Unless the parties agree otherwise in writing, during the term of this Agreement, Employee may be required to perform services under this Agreement other than at Company’s principal place of business in Cape Coral, Florida: provided, however, that Company will, from time to time, require Employee to travel temporarily to other locations on the Company’s business necessary to fulfill his obligations as Chief Financial Officer of the Company. Notwithstanding the foregoing, nothing in this Agreement is to be construed as prohibiting Employee from continuing to serve as a director, officer or member of various professional, charitable and civic organizations in the same manner as immediately prior to the execution of this Agreement.

2.                                      Term of Employment

This agreement shall commence on January 20, 2006 and continue for a period of three (3) years, wherein it shall automatically expire.

2.1                   Definitions

For purposes of this Agreement the following terms have the following meanings:

(a) ”Termination for Cause” means termination by Company of Employee’s employment (i) by reason of Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Employee’s material breach of this Agreement or (iii) by reason of Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement; provided, however, that no such termination will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions during the 30 day period following receipt of such written notice.

(b) ”Termination Other than For Cause” means termination by the Company of Employee’s employment by the Company for reasons other than those which constitute Termination for Cause.

(c) ”Voluntary Termination” means termination by the Employee of the Employee’s employment with the Company, excluding termination by reason of Employee’s death or disability as described in Sections 2.5 and 2.6.

2.2                   Basic Term

The term of employment of Employee by the Company will commence on January 20, 2006 and will extend through January 20, 2009.

2.3                   Termination for Willful Misconduct

Termination for Willful Misconduct may be effected by Company at any time during the term of this Agreement and may be effected by written notification to Employee.  Upon Termination for Willful Misconduct, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

2.4                   Termination Other Than for Willful Misconduct

Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for Willful Misconduct at any time upon giving notice to Employee of such termination.  Upon any Termination Other Than for Willful Misconduct, Employee will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

2.5                   Termination Due to Disability

In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Board, fail to perform Employee’s duties under this Agreement because of illness or physical or mental incapacity (“Disability”), and such Disability continues for a period of more that 3 consecutive months, Company will have the right to terminate Employee’s employment under this Agreement by written notification to Employee and payment to Employee of all accrued salary and incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination.  Any determination by the Board with respect to Employee’s Disability must be based on a determination of competent medical authority or authorities, a copy of which determination must be delivered to the Employee at the time it is delivered to the Board.  In the event the Employee disagrees with the determination described in the previous sentence, Employee will have the right to submit to the Board a determination by a competent medical authority or authorities of Employee’s own choosing to the effect that the aforesaid determinations is incorrect and that Employee is capable of performing Employee’s duties under this Agreement.  If, upon receipt of such determination, the Board wishes to continue to seek to terminate this Agreement under the provisions of this section, the parties will submit the issue of Employee’s Disability to arbitration in accordance with the provisions of this Agreement.

2.6                   Death

In the event of Employee’s death during the term of this Agreement, Employee’s employment is to be deemed to have terminated as of the last day of the month during which Employee’s death occurred, and Company will pay to Employee’s estate accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

2.7                   Voluntary Termination

In the event of a Voluntary Termination, Company will immediately pay to Employee all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation.

2.8                   Effect of Termination on Option Agreement

Notwithstanding anything to the contrary contained in this Agreement, any termination of Employee’s employment by the Company will have no effect on Employee’s rights under that certain Qualified and Nonqualified Stock Option Plans for which options may have been granted to Employee pursuant to the Company’s Employee-Shareholder Stock Option Plan, which agreement was entered into between the Employee and the Company as of August 31, 1998 (the “Option Agreement”).

3.                                      Salary, Benefits and Other Compensation

3.1                   Base Salary

As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a “Base Salary,” payable bi-weekly.  The Base Salary payable to Employee under this Section will initially be $250,000.00.  When you will have completed six months of employment with the company, your performance will be evaluated against mutually agreed upon first six-month business objectives. In achieving positive performance versus your objectives in the first six months, your annual base compensation will be increased to $275,000.00. Employee will be entitled to regular salary reviews and raises during the term of this Agreement in the same general manner as other officers of the Company; provided, however, that Employee may receive a minimum annual increase in Employee’s Base Salary.

3.2                   Incentive Bonus Plans

During the term of his employment under this Agreement, the Employee will be eligible to participate in all bonus and incentive plans established by the Board including, without limitation, the Company’s 2006 Management Bonus Plan.

3.3                   Benefit Plan

During the term of Employee’s employment under this Agreement, the Employee is to be eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program.  On termination of the Employee for any reason, the Employee will retain all of Employee’s rights to benefits that have vested under such plan, but, subject to federal and state laws, the Employee’s rights to participate in those plans will cease on the Employee’s termination unless the termination is a Termination Other Than for Willful Misconduct, in which case Employee’s rights of participation will continue for a period of one (1) year following Employee’s termination, unless this provision is in conflict with the provisions of the above plans.

3.4                   Withholding of Taxes

The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes).  The Employee hereby consents to the withholding of such taxes as are required by the Company.

3.5                   Vacation

During the term of this Agreement, Employee will be entitled to paid vacation time per year according to the company’s employee policy manual.

3.6                   Expenses

During the term of this Agreement, Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with Company’s business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may from time to time reasonable establish for its employees.

4.                                      Severance Compensation

4.1                   Termination Other Than for Cause; Payment in Lieu of Notice

In the event Employee’s employment is terminated in a Termination Other Than for Cause, Employee will be paid as severance pay Employee’s Base Salary for the period commencing on the date that Employee’s employment is terminated and ending on the date which is three months thereafter, on the dates specified in Section 3.1 for payment of Employee’s Base Salary.

4.2                   Termination for Disability

In the event Employee’s employment is terminated because of Employee’s disability pursuant to Section 2.5, Employee will be paid as severance pay Employee’s Base Salary for the period commencing on the date that Employee’s employment is terminated and ending on the date which is 3 months thereafter, on the dates specified in Section 3.1 for payment of Employee’s Base Salary.

4.3                   Other Termination

In the event of a Voluntary Termination, Termination for Cause or Death, Employee’s estate will not be entitled to any severance pay.

5.                                      Confidentiality and Noncompetition and Assignment of Inventions.

The employee has signed the standard company non-disclosure and non-compete documents and such document becomes part and parcel of this agreement and is incorporated herein, and appears as Schedule A to this agreement.

6.                                      Miscellaneous

6.1                   Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

6.2                   Entire Agreement; Modification

Except as otherwise provided in the Agreement and in the Option Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.3                   Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, four days after mailing, if mailed, or two hours after transmission, if delivered by telecopies or telegram, to the respective persons named below:

If to Company:                                                                 Whitney Information Network, Inc.

1612 E. Cape Coral Parkway

Cape Coral, Florida  33904

Attn:  Ronald S. Simon

If to Employee:

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

6.4                   Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

6.5                   Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and wholly to be performed within the State of Florida by Florida residents.  Venue will be in Lee, Broward, Dade or Palm Beach counties at the sole discretion of the Company.

6.6                   Survival of Company’s Obligations

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

6.7                   Amendment

Employee agrees to amend or change this agreement based upon the Company’s human resource counsel’s review of this agreement or enter into a new agreement based upon that review.

6.8                   Withholdings

All sums payable to Employee under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

6.9                   Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

6.10            Indemnification

The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee’s employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

6.11            Contingency Clause

This Agreement is contingent upon the following:  Employee passing a pre-employment drug test, acceptable results from the pending background search and the execution of the Company’s standard Confidentiality and Non-Compete Agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Whitney Education Group, Inc.

By: Nick Maturo

Employee

Alfred R. Novas